Exhibit 10.2

RETENTION BONUS AND SEPARATION AGREEMENT

This Retention Bonus and Separation Agreement (this “Agreement”), dated as of November 22, 2023, is entered into by and between FRANK ORZECHOWSKI (“Executive”) and SIGMA ADDITIVE SOLUTIONS, INC, a Nevada corporation (together with its subsidiaries and affiliated companies, the “Company”). Executive and the Company are sometimes referred to individually herein as a “party” and collectively as the “parties.”

Recitals

A. Executive is willing to continue to serve as the Chief Financial Officer of the Company to facilitate the closing of the Company’s pending acquisition of NextTrip Holdings, Inc. (the “Acquisition”) pursuant to the Share Exchange Agreement dated as of October 12, 2023 between the Company, NextTrip Holdings, Inc., NextTrip LLC and the NextTrip Representative, as amended by that First Amendment dated November 19, 2023, and to forego certain rights and benefits under the Retention Bonus and Change in Control Agreement entered into on January 26, 2023 (the “CIC Agreement”) by Executive and the Company.

B. Executive and the Company wish to enter into an agreement to set forth certain obligations of the parties in connection with Executive’s continued employment by the Company after the closing of the Acquisition.

Agreements

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises contained below, it is agreed as follows:

1. Retention Bonus. On the first regular payroll date of the Company following the closing of the Acquisition, the Company shall pay Executive $109,073, which amount is equal to the “Retention Bonus” that would otherwise be payable to Executive under the CIC Agreement, prorated through December 31, 2023 (the “Prorated Retention Bonus”), in lieu of any and all other compensation and benefits payable to Executive under the CIC Agreement. In the event the Acquisition does not occur for any reason, the Company shall pay Executive the Prorated Retention Bonus in conjunction with the closing of the Company’s sale of assets to Divergent Technologies, Inc. (“Divergent”) pursuant to the Asset Purchase Agreement dated as of October 6, 2023 between the Company and Divergent.

2. Severance; General Release.

(a) The parties agree that in the event of the termination of Executive’s employment by the Company without “Cause” or by Executive for “Good Reason” within 18 months following the closing of the Acquisition, the Company shall pay Executive severance in the amount of $200,000 (the “Severance”) in addition to any all accrued and unpaid salary, paid time off, and other amounts owed to him through date of the termination of his employment. The Company shall withhold payroll and withholding taxes from amounts due under this Agreement to the extent such withholding is required. As a condition to payment of the Severance, Executive shall execute and deliver to the Company a general release of all claims in form and content reasonably satisfactory to the Company. This Section 2 shall have no force or effect if the Acquisition does not occur for any reason.

(b) For purposes of this Agreement, “Cause” means Executive’s (i) conviction of a felony that is injurious to the business of the Company, (ii) willful and continued failure to perform his employment duties, (iii) willful misconduct that is injurious to the business of the Company, or (iv) willful violation of any material provision of any employment policy of the Company; provided, however, that the Executive’s inability to perform his duties because of a disability shall not constitute a basis for the Company’s termination of the Executive’s Employment for Cause. Notwithstanding the foregoing, Executive’s employment shall not be subject to termination for Cause without (w) the Company’s delivery to Executive of a notice of intention to terminate, such notice to describe the reasons for the proposed employment termination and to be delivered to the Executive at least ten days prior to the termination date, (x) an opportunity for the Executive within the period prior to the proposed employment termination to cure any such breach (if curable) giving rise to the proposed termination, and (y) an opportunity for Executive, if he chooses, to be heard before the Board of Directors of the Company.

(c) For purposes of this Agreement, “Good Reason” means any of the following actions by the Company, unless the Executive, in his discretion, consents thereto in writing or the action by the Company is reversed or abandoned within 30 days after the Company receives from Executive written notice of Executive’s objection to the action: (i) a reduction in the Executive’s annual base salary as in effect on the date of this Agreement or a failure to make any scheduled base salary payment within 15 days after its due date, unless the Company’s Board of Directors determines in good faith that such base salary reduction is more than offset by the aggregate value of any new compensation plans or other employment-related benefits that are provided to Executive; (ii) the Company’s requirement that Executive perform his Employment duties at an office that is more than 25 miles from the Company’s office at 3900 Paseo del Sol, Santa Fe, New Mexico; (iii) a change or diminution in Executive’s employment duties that is materially inconsistent with the duties usually associated with the office of the Chief Financial Officer of a corporation; or (iv) a failure by the Company to continue for the benefit of Executive any material compensation plan in which Executive, unless the discontinuation of such plan is outside the Company’s reasonable control or unless the Company discontinues such plan for all of its executive officers. Notwithstanding the foregoing, Good Reason for the Executive to terminate his Employment shall not exist by reason of any of the Company’s actions described in the preceding sentence if the action is preceded by a written notice from the Company of an intention to terminate Executive’s employment for Cause or because of Executive’s Disability and is then followed by a termination of Employment for Cause or Disability.

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(d) “Disability” means a physical or mental disability of Executive that results in Executive being unable to perform his duties as an employee of the Company on a full-time basis (after reasonable accommodation by the Company to the extent required by applicable law) for (i) 120 consecutive days or (ii) a total of 180 days (regardless of whether such days are consecutive) during any period of 365 consecutive days.

3. Termination of the CIC Agreement. The parties hereby terminate the CIC Agreement as of the date of this Agreement in accordance with Section 4.10 thereof. Executive acknowledges and agrees that he shall have no rights or benefits under the CIC Agreement.

4. Counterparts. This Agreement may be executed in counterparts, which taken together form one legal instrument. Multiple signature pages and signatures delivered via scanned-in PDF copy or facsimile will all constitute originals and together will constitute one and the same instrument.

5. Binding Agreement. This Agreement shall be binding upon the parties and their respective heirs, administrators, representatives, executors, successors, and assigns.

6. No Representations. Executive acknowledges that no promises or representations other than those set forth in this Agreement have been made to him to induce him to sign this Agreement, and that he only has relied on promises expressly stated herein.

7. Entire Agreement. This Agreement sets forth the entire understanding between Executive and the Company and supersedes any prior agreements or understandings, express or implied, pertaining to the subject matter hereof, including without limitation the CIC Agreement.

8. Amendment and Termination. This Agreement may be amended only pursuant to a writing executed by the Company and the Executive.

9. Provisions Subject to Applicable Law. All provisions of this Agreement shall be applicable only to the extent that they do not violate any applicable law and are intended to be limited to the extent necessary so that they will not render this Agreement invalid, illegal or unenforceable under any applicable law. If any provision of this Agreement or any application thereof shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of other provisions of this Agreement or of any other application of such provision shall in no way be affected thereby.

10. Governing Law. This Agreement shall be construed as a whole in accordance with its fair meaning and in accordance with the laws of the State of Nevada. The language of this Agreement shall not be construed for or against either party. The headings used herein are for reference only and shall not affect the construction of this Agreement.

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11. Representation of the Executive; Interpretation of This Agreement. The Executive acknowledges that he has had an adequate opportunity to review this Agreement with the Executive’s counsel, if any, prior to executing this Agreement. The terms of this Agreement have been negotiated by the Company and the Executive, and the language used herein was chosen by the parties to express their mutual intent. This Agreement shall be construed without regard to any presumption or rule requiring construction against the party causing the instrument to be drafted. The Executive further acknowledges that (i) TroyGould PC has served as counsel to the Company only (and not to the Executive) in connection with this Agreement, and (ii) neither the Company nor its agents or representatives has made any representations to the Executive regarding the tax consequences to him of any payments pursuant to this Agreement.

12. Arbitration. Any dispute or controversy arising under this Agreement relating to its interpretation or the breach hereof, including the arbitrability of any such dispute or controversy (each, a “Disputed Matter”), shall be determined and settled by arbitration in Santa Fe, New Mexico pursuant to the Rules of the American Arbitration Association in effect at the time the Disputed Matter arises. Any award rendered herein shall be final and binding on each and all of the parties, and judgment may be entered thereon in any court of competent jurisdiction. Notwithstanding the foregoing, the parties shall be entitled to seek injunctive relief in any court of competent jurisdiction.

[Signature Page Follows]

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The parties have executed this Agreement, consisting of five pages, including this page, on the dates indicated below.

Dated: November 22, 2023	SIGMA ADDITIVE SOLUTIONS, INC.

	By:	/s/ JACOB BRUNSBERG
Jacob Brunsberg
President and Chief Executive Officer

Date: November 22, 2023		/s/ FRANK ORZECHOWSKI
FRANK ORZECHOWSKI

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